CONTACT:	NEWS RELEASE

John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	October 27, 2016

FHLB CINCINNATI ANNOUNCES THIRD QUARTER 2016 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the third quarter ended September 30, 2016. The FHLB expects to file its third quarter 2016 Form 10-Q with the Securities and Exchange Commission on or about November 10, 2016.
Operating Results and Profitability

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For the third quarter, net income was $57 million and return on average equity (ROE) was 4.53 percent. This compares to net income of $61 million and ROE of 4.73 percent for the same period of 2015. For the first nine months of 2016, net income was $162 million and ROE was 4.29 percent, compared to net income of $186 million and ROE of 4.93 percent for the same period of 2015.

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The decrease in net income and ROE in both comparison periods was primarily driven by fair value fluctuations related to derivatives, hedged items and other financial instruments carried at fair value. These fair value adjustments drove the $14 million and $25 million reductions in non-interest income during the three and nine months ended September 30, 2016, respectively. The volatility created by these fair value fluctuations is not expected to result in material realized gains or losses since the FHLB typically holds the associated instruments to maturity.

Dividend

▪	The FHLB paid its stockholders a cash dividend on September 15, 2016 at a 4.00 percent annualized rate, which was 3.21 percentage points above the third quarter average 3-month LIBOR.
Housing and Community Investment

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The FHLB's net income through the first nine months of 2016 resulted in an accrual of $18 million to the Affordable Housing Program (AHP) pool of funds available to members in 2017. Since the AHP's inception, the FHLB has awarded over $593 million in subsidies towards the creation of over 76,500 units of affordable housing.

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The FHLB awarded nearly $1.7 million in the first nine months of 2016 through two of its voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Balance Sheet Highlights

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $94.8 billion at September 30, 2016, a decrease of $6.2 billion (six percent) from year-end 2015. During the first nine months of 2016, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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The balance of investments at September 30, 2016 was $23.6 billion, a decrease of $13.7 billion (37 percent) from year-end 2015. The decrease was primarily driven by a decline in short-term investments used for liquidity, which had larger than normal balances at the end of 2015. The investment balance at the end of the third quarter included $15.1 billion of mortgage-backed securities and $8.5 billion of other investments, which were mostly short-term instruments held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On September 30, 2016, GAAP capital was $4.9 billion, a decrease of $0.3 billion (five percent) from year-end 2015. The GAAP and regulatory capital-to-assets ratios were 4.84 percent and 5.01 percent, respectively, at September 30, 2016. Retained earnings grew $34 million in the first nine months of 2016 to end the quarter at $799 million.

About the FHLB

The FHLB is a AA+ rated regional wholesale cooperative bank. The FHLB provides members with valuable products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLB has 692 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2016	December 31, 2015	Percent Change (2)
Total assets	$101,556	$118,784	(15)%
Advances (principal)	68,813	73,242	(6)
Mortgage loans held for portfolio (principal)	8,580	7,758	11
Total investments	23,625	37,356	(37)
Consolidated Obligations	95,242	112,291	(15)
Mandatorily redeemable capital stock	169	38	NM
Capital stock	4,123	4,429	(7)
Total retained earnings	799	765	4
Total capital	4,910	5,181	(5)
Regulatory capital (1)	5,091	5,232	(3)

Capital-to-assets ratio (GAAP)	4.84%	4.36%
Capital-to-assets ratio (Regulatory) (1)	5.01	4.40

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Percent Change (2)	2016	2015	Percent Change (2)
Total interest income	$304	$238	28%	$890	$697	28%
Total interest expense	215	161	34	644	458	41
Net interest income	89	77	16	246	239	3
Non-interest (loss) income	(4)	10	NM	(2)	23	NM
Non-interest expense	21	19	14	64	55	15
Affordable Housing Program assessments	7	7	(5)	18	21	(12)
Net income	$57	$61	(6)	$162	$186	(13)

Return on average equity	4.53%	4.73%		4.29%	4.93%
Return on average assets	0.22	0.23		0.20	0.24
Net interest margin	0.34	0.29		0.31	0.31
Annualized dividend rate	4.00	4.00		4.00	4.00
Average 3-month LIBOR	0.79	0.31		0.68	0.28

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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